Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2019 Financial Results

- On track to initiate Phase 2 SELECT trial in mid-2020 and present preliminary efficacy and related biomarker data from Phase 2 EMERGE trial in 2H 2020 -
- Ended 2019 with $170.4 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., February 27, 2020 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the fourth quarter and year ended December 31, 2019 and provided a corporate update.

“On the heels of a year of significant clinical progress in 2019, we have set the pace for a robust 2020 with the advancement of our vopratelimab Phase 2 studies, the ongoing EMERGE trial and the upcoming SELECT trial. The recent announcement of the TISvopra biomarker for patient selection in SELECT is a testament to our Translational Science Platform and further emphasizes our vision of bringing the right immunotherapy to the right patients,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “With two of our programs, vopratelimab and JTX-4014, in clinical trials, along with the advancement of our potential first-in-class monoclonal antibody, JTX-1811, into IND enabling activities, we are continuing to establish our differentiated approach to immunotherapy and clinical trial design. We look forward to executing on several key milestones in 2020 across our growing pipeline.”

Pipeline Update and Highlights:
Vopratelimab
•Established two development paths for vopratelimab program: In early 2019, Jounce announced two development paths for vopratelimab, which are now represented by two distinct and independent Phase 2 clinical trials, EMERGE and SELECT. Both trials are based on the biology related to the pharmacodynamic biomarker, ICOS hi CD4 T cells, which emerge in the blood of patients due to vopratelimab and not PD-1 inhibitors and are associated with clinical benefit.
◦Enrollment on track in Phase 2 EMERGE trial: EMERGE trial enrollment in non-small cell lung cancer (NSCLC) remains on track, and Jounce expects to report preliminary efficacy and related biomarker data in the second half of 2020.
◦Identified the baseline TISvopra biomarker: In February 2020, Jounce presented new data announcing the identification of the predictive biomarker associated with vopratelimab patient selection, known as TISvopra, which will be used in the upcoming SELECT trial to select patients more likely to develop ICOS hi CD4 T cells and experience clinical benefit in the presence of vopratelimab. The TISvopra biomarker is a baseline RNA signature with a threshold optimized for the prediction of the emergence of ICOS hi CD4 T cells and is expected to predict for both vopratelimab and PD-1 activity.
◦Announced trial design for upcoming Phase 2 SELECT trial: In January 2020, Jounce announced the trial design for SELECT, a randomized, ex-U.S. trial that will evaluate vopratelimab and JTX-4014, a PD-1 inhibitor, in patients with second line, PD-1 inhibitor naive NSCLC. Jounce expects to enroll approximately 75 patients, who will be selected using the TISvopra biomarker. Jounce expects to initiate the Phase 2 SELECT trial in mid-2020 and report interim clinical data in 2021.

JTX-4014
•Established JTX-4014 as combination agent for Phase 2 SELECT trial: Based on the results of the Phase 1 JTX-4014 trial announced in November 2019, Jounce plans to use JTX-4014 as the PD-1 inhibitor in combination with its other product candidates beginning with the upcoming Phase 2 SELECT trial.
•Presented safety and preliminary efficacy data from Phase 1 trial at the Society for Immunotherapy of Cancer’s (SITC) 34th Annual Meeting: In November 2019, Jounce presented safety and preliminary efficacy data from the Phase 1 trial of JTX-4014 at SITC demonstrating anti-tumor activity with an overall RECIST 1.1 response rate of 16.7% (3/18), one complete response, two partial responses and a disease control rate of 44.4% (8/18) in patients with advanced refractory solid tumor malignancies and an average of over four lines of prior therapies. JTX-4014 was found to have an acceptable safety profile in this trial.

JTX-1811
•Named JTX-1811 as next development candidate from Translational Science Platform: In December 2019, JTX-1811 was selected as the next development candidate to emerge from Jounce's Translational Science Platform. JTX-1811 is a monoclonal antibody designed to selectively deplete immuno-suppressive T regulatory cells. Jounce will present additional preclinical data at the 2020 American Association for Cancer Research (AACR) annual meeting and expects to file an Investigational New Drug (IND) application in the first half of 2021.

Research Collaborations and Partnerships:
•Established research collaboration with NanoString Technologies to support the application of TISvopra in Phase 2 SELECT trial: In January 2020, Jounce entered into a new research collaboration with NanoString Technologies for the application of the TISvopra biomarker, including the optimized selection threshold in the SELECT trial. The TISvopra clinical trial assay will be implemented on the nCounter® Dx Analysis System.
•Updated strategic collaboration with Celgene Corporation: In July 2019, Jounce and Celgene entered into a mutual agreement to terminate their broad strategic collaboration established in 2016. As a result, Jounce owns all global rights to its current pipeline, including vopratelimab, JTX-4014, JTX-1811 and all discovery-stage assets. Separately, Celgene obtained exclusive worldwide licensing rights to JTX-8064, a potential first-in-class antibody that targets the LILRB2 receptor on macrophages. Under the terms of the new license agreement, Jounce received a $50.0 million non-refundable license fee and is eligible to receive up to $480.0 million from Celgene in development, regulatory and commercial milestone payments, as well as royalties from potential worldwide sales.

Fourth Quarter and Full Year 2019 Financial Results:
•Cash position: As of December 31, 2019, cash, cash equivalents and investments were $170.4 million, compared to $195.9 million as of December 31, 2018. The decrease in cash, cash equivalents and investments was primarily due to operating costs incurred during the year, offset by the $50.0 million license fee received in July 2019 pursuant to Jounce’s JTX-8064 license agreement with Celgene.
•License and collaboration revenue: No license and collaboration revenue was recognized during the fourth quarter of 2019, compared to $20.1 million for the same period in 2018. License and collaboration revenue was $147.9 million for the full year 2019, compared to $65.2 million for the full year 2018. License and collaboration revenue recognized during 2019 was comprised of $50.0 million of cash revenue related to Jounce’s JTX-8064 license agreement with Celgene and $97.9 million of non-cash revenue recognition relating to the $225.0 million upfront payment received from Celgene in July 2016. License and collaboration revenue recognized during 2018 was comprised solely of non-cash revenue recognition related to the July 2016 upfront payment.
•Research and development expenses: Research and development expenses were $16.6 million for both the fourth quarter of 2019 and 2018. Research and development expenses were $67.1 million for the full year 2019, compared to $70.1 million for the full year 2018. The decrease in research and development expenses for the full year 2019 was primarily due to $6.0 million of decreased manufacturing and IND-enabling expenses as well as $0.9 million of decreased lab consumable costs. These decreases were partially offset by $3.1 million of increased employee compensation costs.
•General and administrative expenses: General and administrative expenses were $6.9 million for the fourth quarter of 2019, compared to $6.6 million for the same period in 2018 and $27.9 million for the full year 2019, compared to $26.4 million for the full year 2018. The increase in general and administrative expenses for both the fourth quarter of 2019 and the full year 2019 was primarily attributable to increased employee compensation costs.
•Net (loss) income: Net loss was $22.7 million for the fourth quarter of 2019, or a basic and diluted net loss per share of $0.68. Net loss was $2.0 million for the same period in 2018, or a basic and diluted net loss per share of $0.06. Net income was $56.8 million for the full year 2019, resulting in basic net income per share of $1.72 and diluted net income per share of $1.66. Net loss was $27.4 million for the full year 2018, or a basic and diluted net loss per share of $0.84. Net income recognized for the full year 2019 was primarily attributable to $147.9 million of license and collaboration revenue recognized under Jounce’s agreements with Celgene.

Financial Guidance:
Based on its current operating and development plans, Jounce expects gross cash burn on operating expenses and capital expenditures for the full year 2020 to be approximately $80.0 million to $95.0 million. Jounce will no longer provide license and collaboration revenue guidance as potential future payments under the JTX-8064 license agreement with Celgene are royalty- and milestone-based.
Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the end of 2021.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 7889239. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce has three development-stage programs, two of which are clinical-stage, vopratelimab, a monoclonal antibody that binds to and activates ICOS, and JTX-4014, a PD-1 inhibitor intended for combination use with Jounce’s broader pipeline. Vopratelimab is currently being assessed in a Phase 2 clinical trial, EMERGE, and a biomarker trial using TISvopra for patient selection, SELECT, to assess vopratelimab in combination with JTX-4014 will be initiated mid-year 2020. The next development candidate to emerge from Jounce’s Translational Science Platform is JTX-1811, a monoclonal antibody designed to selectively deplete T regulatory cells in the tumor microenvironment. JTX-1811 is currently in IND-enabling activities. In addition, Jounce has exclusively licensed worldwide rights to JTX-8064, a LILRB2 receptor antagonist, to Celgene Corporation, a wholly-owned subsidiary of Bristol-Myers Squibb Company. For more information, please visit www.jouncetx.com.

nCounter® is a registered trademark of NanoString Technologies, Inc.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, progress, results and release of data for clinical trials of vopratelimab and JTX-4014; identification, selection and enrollment of patients for Jounce’s clinical trials; the use of JTX-4014 in combination with Jounce’s other product candidates; and the timing, progress and results of preclinical studies for Jounce’s product candidates, including JTX-1811, and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “expect,” “plan,” “on track,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
License and collaboration revenue—related party	$—	$20,100	$147,872	$65,201
Operating expenses:
Research and development	16,610	16,644	67,135	70,052
General and administrative	6,922	6,601	27,920	26,443
Total operating expenses	23,532	23,245	95,055	96,495
Operating loss (income)	(23,532)	(3,145)	52,817	(31,294)
Other income, net	875	1,151	4,052	3,961
(Loss) income before provision for income taxes	(22,657)	(1,994)	56,869	(27,333)
Provision for income taxes	10	46	46	46
Net (loss) income	$(22,667)	$(2,040)	$56,823	$(27,379)
Net (loss) income per share, basic	$(0.68)	$(0.06)	$1.72	$(0.84)
Net (loss) income per share, diluted	$(0.68)	$(0.06)	$1.66	$(0.84)
Weighted-average common shares outstanding, basic	33,272	32,750	33,080	32,567
Weighted-average common shares outstanding, diluted	33,272	32,750	34,294	32,567

Jounce Therapeutics, Inc. Selected Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	December 31,
	2019		2018
Cash, cash equivalents and investments	$170,444		$195,864
Working capital	$159,297		$126,663
Total assets	$205,882		$214,452
Total deferred revenue—related party	$—		$97,872
Total stockholders’ equity	$174,593		$104,129

Investor and Media Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com